EXHIBIT 99
                                                          ----------
NEWS FOR IMMEDIATE RELEASE

June 20, 2002
                                             For Further Information Contact:
                                             Paul M. Limbert
                                             President & CEO

                                             or

                                             Robert H. Young
                                             Executive VP & CFO

                                             (304) 234-9000

                                             Nasdaq Trading Symbol: WSBC

WesBanco Announces Approval of New Stock Repurchase Program

Wheeling, WV. . . WesBanco, Inc. President & CEO, Paul M. Limbert, today announced the adoption of a new stock repurchase plan, effective immediately, to begin repurchasing up to an additional one million shares of WesBanco common stock representing approximately 4.7% of outstanding shares on the open market. The timing, price and quantity of purchases will be at the discretion of the corporation and the program may be discontinued or suspended at any time.

The WesBanco Board took the action based on their determination that the stock repurchase program presents an attractive opportunity for the corporation at this time. The shares would be available for general corporate purposes, which may include future acquisitions, the shareholder dividend reinvestment plan and employee benefit plans.

Mr. Limbert indicated that the current stock repurchase program approved by the Board on March 21, 2001 is nearing completion. Shares previously purchased were used primarily, in conjunction with the recent acquisition of American Bancorporation.

WesBanco is a multi-state bank holding company presently operating through 74 banking offices in West Virginia, Pennsylvania and Ohio. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco's discount brokerage operation.


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